Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030
SANDERSON FARMS, INC. REPORTS
RESULTS FOR SECOND QUARTER OF FISCAL 2010
LAUREL, Miss. (May 25, 2010) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for its second fiscal quarter and six months ended April 30, 2010.
     Net sales for the second quarter of fiscal 2010 were $487.1 million compared with $426.8 million for the same period a year ago. For the quarter, net income was $35.1 million, or $1.62 per fully diluted share, compared with net income of $26.2 million, or $1.25 per fully diluted share, for the second quarter of fiscal 2009.
     Net sales for the first six months of fiscal 2010 were $907.2 million compared with $815.6 million for the first half of fiscal 2009. Net income for the first half of the year totaled $50.9 million, or $2.39 per fully diluted share, compared with net income of $19.5 million, or $0.93 per fully diluted share, for the first six months of last year.
     “We are pleased with the performance of Sanderson Farms during the second fiscal quarter of 2010,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “Our results reflect the efficient management of our operations by our managers, employees and contract producers. Demand for chicken at retail grocery stores remains strong and the ongoing issues we and our industry face in export markets have not yet significantly disrupted the markets. As has been the case for two years, demand from some food service customers continues to be adversely affected by the economic downturn as demand for protein consumed away from home remains soft. Market prices for boneless breast meat strengthened seasonally and due to limited supply during the quarter. While our net sales price and feed costs did not change significantly during the quarter compared to last year’s second fiscal quarter, we sold 16% more pounds of fresh chicken during the quarter, and the additional volume allowed us to significantly reduce our average non-feed related costs per pound.”
     According to Sanderson, market prices for poultry products were mixed during the second quarter of fiscal 2010 compared with the same quarter a year ago. As measured by a simple average of the Georgia dock price for whole chickens, prices decreased approximately 2.0 percent in the Company’s second fiscal quarter compared with the same period in 2009. Despite the ongoing Russian embargo of United States chicken, bulk leg quarter market prices were flat with last year’s second quarter. Boneless breast meat prices during the quarter were approximately 8.6 percent higher than the prior year period. Jumbo wing prices, while relatively strong, retreated from their all time high in January and were 5.8 percent lower for the quarter compared to last year.
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Sanderson Farms Reports Results for Second Quarter Fiscal 2010

May 25, 2010
     “We are cautiously optimistic as we head into the summer months and what is typically a period of better demand for chicken. Broiler egg sets continue to indicate manageable supplies over the short term, while breeder placements point to reasonable supplies for the next few months. Progress continues on our new Kinston, North Carolina, complex, and we placed our first breeder flock in April. The plant is on schedule to begin processing chickens in January of next year. As announced in March, we also look forward to the next phase of our growth, which is our plans for the construction of a new big bird deboning facility in Goldsboro, North Carolina, subject to previously announced contingencies. Together, the two North Carolina plants will add 30 percent more capacity and support our growth through 2014,” added Sanderson.
     Sanderson Farms will hold a conference call to discuss this press release today, May 25, 2010, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through June 25, 2010. Those without Internet access may listen and participate in the call by dialing 888-219-1467, confirmation code 4398177.
     Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared chicken items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.
     This press release contains forward-looking statements based on management’s current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the “Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance” in Item 7 of the Company’s 2009 Annual Report on Form 10-K and please refer to the cautionary statement found in Management’s Discussion and Analysis of Financial Condition and Results of Operations under the heading “General” in Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company’s second quarter ended April 30, 2010.
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Sanderson Farms Reports Results for Second Quarter Fiscal 2010

May 25, 2010
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2010	2009	2010	2009
Net sales	$487,101	$426,759	$907,224	$815,643
Costs and expenses:
Cost of sales	412,109	370,774	790,153	754,686
Selling, general and administrative	19,277	12,884	35,637	24,798

	431,386	383,658	825,790	779,484

Operating income	55,715	43,101	81,434	36,159

Other income (expense):
Interest income	11	4	16	11
Interest expense	(1,161)	(2,489)	(2,293)	(5,700)
Other	2	0	7	(3)

	(1,148)	(2,485)	(2,270)	(5,692)

Income before income taxes	54,567	40,616	79,164	30,467
Income tax expense	19,480	14,400	28,260	11,000

Net income	$35,087	$26,216	$50,904	$19,467

Basic earnings per share	$1.62	$1.25	$2.39	$0.93

Diluted earnings per share	$1.62	$1.25	$2.39	$0.93

Dividends per share	$0.15	$0.14	$0.30	$0.28

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Sanderson Farms Reports Results for Second Quarter Fiscal 2010

May 25, 2010
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	April 30,	October 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$97,202	$8,194
Accounts receivable, net	75,766	68,461
Inventories	144,889	140,521
Refundable income taxes	0	1,567
Deferred tax asset	2,930	2,866
Prepaid expenses and other current assets	19,364	18,428

Total current assets	340,151	240,037

Property, plant and equipment	794,449	740,587
Less accumulated depreciation	(367,634)	(347,459)

	426,815	393,128
Other assets	2,727	3,011

Total assets	$769,693	$636,176

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$87,651	$76,352
Current maturities of long-term debt	991	1,022

Total current liabilities	88,642	77,374

Long-term debt, less current maturities	62,807	103,123
Claims payable	2,000	2,600
Deferred income taxes	22,365	22,371
Stockholders’ equity:
Common stock	22,721	20,334
Paid-in capital	151,491	35,143
Retained earnings	419,667	375,231

Total stockholders’ equity	593,879	430,708

Total liabilities and stockholder’s equity	$769,693	$636,176

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